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                                                                    EXHIBIT 12.1

ANCHOR GLASS CONTAINER CORPORATION
STATEMENT RE COMPUTATION OF RATIOS
(DOLLARS IN THOUSANDS)

                                                                                          PERIOD FROM
                                                                                      FEBRUARY 5, TO 1997
                                                                     YEAR ENDED               TO
                                                                  DECEMBER 31, 1998    DECEMBER 31, 1997
                                                                  -----------------    -----------------

EARNINGS -

Loss before extraordinary item                                           $ (9,770)         $   (271)

Interest and amortization of debt expense                                  27,098            18,281

Rental expense representative of interest factor                            5,915             5,849
                                                                         --------          --------

Total earnings                                                           $ 23,243          $ 23,859

FIXED CHARGES -

Interest and amortization of debt expense                                $ 27,098          $ 18,281

Rental expense representative of interest factor                            5,915             5,849
                                                                         --------          --------

Total fixed charges                                                      $ 33,013          $ 24,130
                                                                         ========          ========


RATIO OF EARNINGS TO FIXED
CHARGES                                                                        --                --
                                                                         ========          ========
DEFICIENCY OF EARNINGS AVAILABLE
TO COVER FIXED CHARGES                                                   $  9,770          $    271
                                                                         ========          ========


For the purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes, extraordinary items and cumulative effect of change in accounting, plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense.